Exhibit 10.39

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of May 19, 2017, by and between DJO Global, Inc. (the “Company”) and Jeffery A. McCaulley (the “Executive”) (each a “Party” and together the “Parties”).

The Company desires to employ Executive and to enter into an employment agreement embodying the terms of such employment;

Executive desires to accept such employment and enter into such agreement;

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

Term of Employment

.  Subject to the provisions of Section 6 of this Agreement, Executive shall be employed by the Company and certain of its affiliates for a period commencing on May 23, 2017 (the “Start Date”) and ending two years later on May 23, 2019 (along with any applicable Extension Dates, the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with May 23, 2019 and on each May 23 thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other Party hereto 60 days prior Notice before the next Extension Date that the Employment Term shall not be so extended.

Position

(a)   . (a) During the Employment Term, Executive shall serve as the Company’s Global President, DJO Surgical.  In such position, Executive shall report directly to the Chief Executive Officer and have such duties and authority as are customary for the President of a division of the Company, and as shall be otherwise determined from time to time by the Chief Executive Officer.

(b)   During the Employment Term, Executive will devote Executive’s full business time and best business efforts to the performance of Executive’s duties as Global President, DJO Surgical and as an executive officer of the Company and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Chief Executive Officer; provided that nothing herein shall preclude Executive, (i) from engaging in charitable and civic activities, including accepting appointment to or continuing to serve on any board of directors or trustees of any charitable organization, (ii) subject to the prior approval of the Chief Executive Officer, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation, or (iii) from providing de minimus service to his prior employer to assist in the transition of Executive’s duties to his successor as may be requested from time to time; provided further, in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or the terms of any restrictive covenant obligations to which Executive is subject, including the Confidentiality and Intellectual Property Agreement in the

form of Exhibit A attached hereto (the “Confidentiality and IP Agreement”), which the Executive must sign with the Company as a condition of his employment.

Base Salary

.  During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $590,000.06, payable in regular installments in accordance with the Company’s usual payment practices.  Executive’s base salary will be reviewed on an annual basis at the same time and in the same manner as the Company reviews the base salaries of other executive officers of the Company, and Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined in the discretion of the Chief Executive Officer in consultation with the Company’s Board of Directors (the “Board”).  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4.   Incentive Compensation.

(a)   Annual Bonus.  With respect to each full fiscal year beginning fiscal year 2017 during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) in such amount, if any, as may be determined in the sole discretion of the Board, of Seventy percent (70%) of Executive’s Base Salary at target performance (the “Target Annual Bonus”), and of One Hundred Fifty percent (150%) of Executive’s Target Annual Bonus at maximum, based upon the achievement of such target and maximum performance objectives as may be established by the Board and subject to the terms and conditions of the bonus plan in effect from time to time.  Payment of the Annual Bonus is subject to Executive’s continued employment through the applicable payment date (and subject to Section 5 of this Agreement and the terms of the bonus plan).

(b)   Equity Incentive.  The Board or its Compensation Committee shall, on the date of its first meeting following the execution of this Agreement, grant to Executive (x) 450,000 options to acquire shares of Company common stock (at a price per share equal to $16.46, which is not less than the fair market value of the common stock on the date of grant) pursuant to the option award agreement attached as Exhibit B and (y) 151,884 restricted stock units to be settled in shares of Company common stock pursuant to the Restricted Stock Unit Agreement attached as Exhibit C.

Employee Benefits

.  During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus and incentive plans) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.

(d)   Housing. Executive acknowledges that the primary business location for Executive’s employment will be Austin, Texas.  As a result, Executive generally is expected to spend the majority of the average work-week in Austin at the company’s primary business location, unless he otherwise is traveling on behalf of the company to business meetings, association and customer meetings, and other business-related travel.  During the Employment Term, the Company shall reimburse Executive for the reasonable cost of housing in the Austin, Texas, metropolitan area in an amount not to exceed $2,500.00 per month and as mutually agreed between Executive and the Company.  Reimbursement or payment of an expense under this Section 4(e) will be made or reimbursed within 60 days of the Company’s receipt of the Executive’s request for payment or reimbursement, but in no event later than December 31 of the calendar year following the calendar year in which the expense was incurred.

(e)   Commuting Expense. The Company will reimburse Executive reasonable air travel for weekly commuting expenses to and from Austin, Texas in the same manner as all similarly situated executives. Reimbursement or payment of an expense under this Section 4(e) will be made or reimbursed within 60 days of the Company’s receipt of the Executive’s request for payment or reimbursement, but in no event later than December 31 of the calendar year following the calendar year in which the expense was incurred

(f)   Business Expenses.  During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be advanced or promptly reimbursed by the Company in accordance with Company policies and the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended (the “Code”). Reimbursement or payment of an expense under this Section 4(f) will be made or reimbursed within 60 days of the Company’s receipt of the Executive’s request for payment or reimbursement, but in no event later than December 31 of the calendar year following the calendar year in which the expense was incurred.

No Solicitation and Non-Competition Agreement

.

(a)   No Solicitation or Hiring of Employees. During the Non-Compete Period (as defined below), the Executive shall not intentionally solicit, entice, persuade or induce any individual who is employed by the Company or any of its Affiliates (or who was so employed within one hundred eighty (180) days prior to such action by the Executive) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or any of its Affiliates, and the Executive shall not, directly or indirectly, hire, or participate in the hiring, as an employee, consultant or otherwise, any such person.  The term “Affiliates” as used in this Agreement shall mean any division or subsidiary of the Company.

(b)   Non-Competition.

(i)  During the Non-Compete Period, the Executive shall not, directly or indirectly, (A) solicit or encourage any client or customer of the Company or any of its Affiliates, or any person who was a client or customer within 180 days prior to Executive’s action to terminate, reduce or alter in a manner adverse to the Company, any existing business arrangements with the Company or any of its Affiliates or to transfer existing business from the Company or any of its Affiliates to any other person, (B) provide services to any entity that competes with the Company or its Affiliates in the United States or any other geographic area over which the Executive has any responsibility during his employment hereunder or that provides a product or service competitive with any product or service provided by the Company, or (C) own an interest in any entity described in subsection (B) immediately above; provided, however, that Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his direct holdings in any such entity shall not in the aggregate constitute more than 2% of the voting power of such entity.  The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Compete Period, he will provide a copy of this Agreement to such entity and acknowledge, to the Company in writing, that he has done so.  Notwithstanding the foregoing, nothing in this Section 5 shall prevent the Executive from providing services to a division or subsidiary of an entity that does not provide products or services competitive with products or services provided by the Company or any of its Affiliates, even if other divisions or subsidiaries of that entity compete with the Company, so long as the Executive does not have any managerial or supervisory authority with respect to such competitive division or subsidiary.

(ii)  If the restrictions contained in Section 5(b)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 5(b)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.

(c)   Conflicting Obligations and Rights.  The Executive represents and warrants that he is not subject to any agreement or contractual commitment that he believes prevents or in any way limits his ability to fully discharge his duties and responsibilities hereunder and that he will not use or disclose any confidential or proprietary information of another person or entity in violation or such person or entity’s legal rights in connection with the discharge of Executive’s duties under this Agreement or otherwise.  The Executive acknowledges and agrees that the accuracy of the foregoing representation and warranty is a condition precedent to the enforceability of the Company’s obligations under this Agreement.

(d)   Enforcement.  The Executive acknowledges that in the event of any breach of this Section 5, the business interests of the Company and its Affiliates will be irreparably injured, the full extent of the damages to the Company and its Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and its Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives.  The Executive understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement.  The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement. The Executive further covenants that he shall not challenge the reasonableness of any of the covenants set forth in this Section 5, but reserves the right to challenge the Company’s interpretation of such covenants.

(e)   Non-Compete Period.  The “Non-Compete Period” means the period commencing on the Start Date and ending twelve (12) months after the earlier of the expiration of the Employment Term or the date of termination pursuant to Section 6 of this Agreement.

6.   Termination.  The Employment Term and Executive’s employment hereunder may be terminated upon Notice of Termination pursuant to Section 6(e) (a) by the Company at any time and for any reason or (b) by Executive upon at least 30 days’ advance Notice to the Company; provided, that in the event that the Company terminates Executive’s employment without Cause (as defined in Section 6(a)(ii)) after Executive has given advance Notice of his resignation but before the end of the notice period, Executive shall receive full payment of Base Salary, any Annual Bonus, and other benefits and payments referenced in Section 4 of this Agreement for the unexpired portion of such notice period.  Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Executive’s rights to payment of compensation, severance, employee benefits and Executive’s business expenses upon termination of employment with the Company.

(a)   By the Company For Cause or By Executive Other Than as a Result of a Constructive Termination.

(i)    The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause or on the effective date of Executive’s resignation other than as result of a Constructive Termination (as defined in Section 6(c)(ii)).

(ii)    For purposes of this Agreement, “Cause” shall mean (A) Executive’s willful and continued failure to substantially perform Executive’s duties (other than any such failure resulting from the Executive’s Disability or any such failure subsequent to the Executive being delivered notice of the Company’s intent to terminate the Executive’s employment without Cause), (B) Executive’s admission or conviction of, or a plea of nolo contendere to, (x) a felony (other than traffic-related) under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude that, could be injurious to the Company or its reputation, (C) the Executive’s willful malfeasance or willful misconduct which is materially and demonstrably injurious to the Company, (D) any act of fraud by the Executive in the performance of the Executive’s duties, or (E) a material breach by the Executive of this Agreement or the Confidentiality and IP Agreement; provided that events identified in this Section 6(a)(ii)(A) or (E) and which are susceptible to cure shall not constitute Cause unless Executive fails to cure such event within 30 days after Notice of Termination is given by the Company (specifying in reasonable detail the event which caused the Cause). The determination of Cause shall be made by the Company.

(iii)    If Executive’s employment is terminated by the Company for Cause, or if Executive resigns other than as a result of a Constructive Termination, Executive shall be entitled to receive:

(A)   the Base Salary accrued through the date of termination, payable within fifteen days following the date of such termination;

(B)   any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such amount shall be paid in full at the earliest such time as is provided under such arrangement);

(C)   reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business, housing and commuting expenses properly incurred by Executive in accordance with Company policy and this Agreement prior to the date of Executive’s termination; provided, that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment; and

(D)   such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive other than as a result of a Constructive Termination, except as set forth in this Section 6(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

Disability or Death

(i)    .

(i)   The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated, despite any efforts to make reasonable accommodation, and is therefore unable, for a period of no less than six consecutive months or for an aggregate of no less than nine months in any twelve consecutive month period, to perform Executive’s duties.  The period of six months shall be deemed continuous unless Executive returns to work for a period of at least 30 consecutive days during such period and performs during such period at the level and competence that existed prior to the beginning of the six-month period.  Such incapacity is hereinafter referred to as “Disability”.  Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company.  If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third qualified independent physician which third such physician shall make such determination.  The determination of Disability made by such physician in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement and any other agreement between any Company and Executive that incorporates the definition of “Disability”.

(ii)    Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive (A) the Accrued Rights; (B) a pro rata portion of the actual Annual Bonus earned for the year of termination to the extent not previously paid, payable on the date when bonuses are otherwise paid to Company executives (but in no event later than December 31 of the calendar year following the year of termination), based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment; and (C) the rights of the Executive or the Executive’s legal representative, as applicable, with respect to any equity or equity-related awards (if any) which shall be governed by the applicable terms of the related plan or award agreement.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 6(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)   By the Company Without Cause or Resignation by Executive as a result of Constructive Termination.

(i)    The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive as a result of a Constructive Termination.

(ii)    For purposes of this Agreement, a “Constructive Termination” shall be deemed to have occurred upon (A) the material failure of the Company to pay or cause to be paid the full amount of Executive’s Base Salary or Annual Bonus (if any) when due; (B) a material reduction in Executive’s Base Salary or target Annual Bonus opportunity percentage of Base Salary (excluding any reduction in Base Salary or Annual Bonus opportunity affecting substantially all senior executives by the same percentage of base salary); (C) a material diminution in Executive’s title or any substantial and sustained diminution in Executive’s duties; (D) a relocation of Executive’s primary work location by more than 50 miles without Executive’s prior written consent; (E) a Company Notice to Executive of the Company’s election not to extend the Employment Term; or (F) any other action or inaction by the Company constituting a material breach of this Agreement; provided, that none of the events identified in this Section 6(c)(ii)(A-D) shall constitute Constructive Termination unless the Company fails to cure such event within 30 days after Notice is given by Executive specifying in reasonable detail the event which constitutes Constructive Termination and provided further that a Constructive Termination shall cease to exist for such an event on the 60th day following Executive’s knowledge thereof, unless Executive has given the Company a Notice of Termination required by this Section 6(c)(ii) prior to such date.

(iii)    If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns as a result of a Constructive Termination within three (3) months following the event which constitutes Constructive Termination and in either case the provisions of the following section (iv) do not apply, Executive shall be entitled to receive:

(A)   the Accrued Rights;

(B)   a pro rata portion of the actual Annual Bonus paid for the year of termination to the extent not previously paid, payable on the date when bonuses are otherwise paid to executives (but in no event later than December 31 of the calendar year following the year of termination) and after Executive has entered into the Release in the time and manner required in Section 6(c)(iv) of this Agreement, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment;

(C)   subject to Executive’s continued compliance with the provisions of the Confidentiality and IP Agreement and Section 5 of this Agreement, payment of an amount equal to the sum of the annual Base Salary amount plus Executive’s Target Annual Bonus amount for the year of termination, which shall be payable to Executive in equal installments in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, for twelve months after the date of such termination; provided, that the aggregate amount described in this clause (C) shall be reduced by the present value of any other cash severance benefits paid to Executive under any other severance plans, programs or arrangements of the Company or its Affiliates;

(D)   if the Executive qualifies for and timely elects continued coverage under the Company’s group medical plan and/or group dental plan pursuant to Section 4980B of the Code (“COBRA”), the Company will reimburse the Executive, on a monthly basis, the amount the Executive pays for such COBRA continuation coverage until the earlier of (i) twelve months from Executive’s date of termination of employment with the Company and (ii) the date such Executive receives comparable coverage (determined, to the extent practicable, on a coverage-by-coverage and benefit-by-benefit basis) under health, life and disability plans of another employer; and

(E)   the rights of the Executive with respect to any equity or equity-related awards (if any) which shall be governed by the applicable terms of the related plan or award agreement

(iv)    Amounts payable to Executive pursuant to Section 6(c)(iii) (B), (C) and (D) above, are subject to Executive providing a release of all claims to the Company in the form attached hereto as Exhibit D (the Release”) within forty-five (45) days following the date of Executive’s termination of employment hereunder and not subsequently rescinding such release.  Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation as a result of a Constructive Termination, except as set forth in Section 6(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)   Election Not to Extend the Employment Term.  In the event that Executive elects not to extend the Employment Term pursuant to Section 1, Executive’s termination of employment hereunder shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights.  Following such termination of Executive’s employment,  Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e)   Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by Notice of Termination to the other party hereto in accordance with Section 7(i) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a Notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.  If the Company terminates the Executive’s employment and the Employment Term or Cause pursuant to Section 6(a) of this Agreement, and the reasons cited for Cause are susceptible to cure, then the Executive may cure such acts within thirty (30) business days of receipt of that Notice of Termination, and if so cured, such Notice of Termination will not be effective.

(f)   If Executive receives a Notice of Termination from the Company pursuant to Section 6(c) of this Agreement, the Company may not thereafter assert that the termination of Executive constitutes a termination by the Company for Cause.

(g)   Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination, to the extent applicable, from the board of directors (and any committees thereof) of any of the Company’s affiliated entities and/or subsidiaries (and if Executive fails to tender such resignation within five (5)) business days following the Company’s request for such resignation, all amounts payable under this Section 8 other than the Accrued Rights shall be forfeited).  For the avoidance of doubt. Executive will not serve as a Director of the Company.

Miscellaneous

(a)   .

(a)   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof.

(b)   Entire Agreement/Amendments.  This Agreement and the exhibits attached hereto contain the entire understanding of the Parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Parties with respect to the subject matter herein other than those expressly set forth herein or as may be set forth from time to time in the Company’s employee benefit plans and policies applicable to Executive.  This Agreement may not be altered, modified, or amended except by written instrument manually signed by the Parties.  In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement of which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to the provisions of this sentence.

(c)   No Waiver.  The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)   Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)   Assignment.  This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f)   No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor except as provided at Section 6(c)(iii)(D)(ii).

(g)   Compliance with IRC Section 409A.  Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.  Further, to the extent that any of the amounts payable to Executive under subparagraphs (B), (C) and (D) pursuant to Section 6(c)(iii) (the “Severance Benefits”) constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing and not revoking the Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth in Section 6(c)(iii).  For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and references herein to Executive’s “termination of employment” shall refer to Executive’s separation from service with the Company within the meaning of Section 409A.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 7(g); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

(h)   Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  In the event of Executive’s death prior to receipt of all amounts payable to Executive (including any unpaid amounts due under Section 6), such amounts shall be paid to Executive’s beneficiary designated by him by Notice to the Company or, in the absence of such designation, to his estate.

(i)   Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that Notice of change of address shall be effective only upon receipt (each such communication,  “Notice”).

If to the Company, addressed to:

DJO Global, Inc.

1430 Decision Street

Vista, CA 92081

Attention:  Executive Vice President and

      Chief Human Resources Officer

If to Executive, to the address listed in the Company’s payroll records from time to time.

(j)   Executive Representation.  Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(k)   Prior Agreements.  This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its Affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its Affiliates (collectively, the “Prior Agreements”).

(l)   Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided, that, following termination of Executive’s employment, the Company shall pay all expenses incurred by

Executive in providing such cooperation, including, without limitation, all transportation, lodging and meal expenses (in the same level of comfort provided to Executive for his business travel during his period of employment) and reasonable attorneys fees.  This provision shall survive any termination of this Agreement

(m)   Mutual Non-Disparagement.  Executive will not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the Company or its Affiliates, or that is or reasonably would be expected to be damaging to the reputation of the Company or its Affiliates.  The Company will not (and it will instruct its executive officers and members of the board of directors or other governing board of the Company not to), other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any public statement that is disparaging or that reflects negatively upon the Executive, or that is or reasonably would be expected to be damaging to the reputation of the Executive.

(n)   Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as the Company reasonably determines is required by applicable law or regulation.

(o)   Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(p)   Indemnification.  Without limiting and without regards to any other indemnification provided to Executive under any other plan or agreement in which Executive is a fiduciary or a party, the Company shall indemnify Executive and hold Executive harmless from and against all costs, expenses, claims, losses and liabilities (including, without limitation, fees, judgments, fines, penalties and settlement payments) incurred by Executive in connection with any action, suit or proceeding in which Executive is made, or is threatened to be made, a party or a witness by reason of Executive’s performance as an officer, director or employee of the Company or its subsidiaries or in any other capacity (including a fiduciary capacity) in which Executive serves at the request of the Company or its subsidiaries (each, a “Proceeding”) to the maximum extent permitted by applicable law.  If any claim is asserted with respect to which would reasonably be expected to be entitled to indemnification, the Company shall pay Executive’s reasonable costs and expenses (including reasonable attorneys’ fees) with respect to any Proceeding (or cause such expenses to be paid) on a quarterly basis; provided that Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90‑day United States Treasury Bill rate as in effect from time to time, compounded annually, if Executive ultimately shall be found by a court of competent jurisdiction not to have been entitled to such indemnification.  The Company or its affiliates shall at all times maintain or cause to be maintained a directors and officers’ liability insurance and indemnification policy covering Executive which is consistent with the policy that covers members of the Board.  The provisions of this Section 7(p) shall (i) survive any termination of Executive’s employment with the Company, (ii) survive any termination of this Agreement and (iii) be binding on any successor to the Company.

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

DJO GLOBAL, INC.

/s/  BRADLEY J. TANDY
By: Bradley J. Tandy
Title: Executive Vice President, General Counsel

and Secretary

EXECUTIVE

/s/ JEFFERY A. McCAULLEY
Jeffery A. McCaulley